Exhibit 99.1

Bancshares of Florida, Inc. to Present at Ryan Beck & Co. Financial Institutions Investor Conference

          NAPLES, Fla., Dec. 1 /PRNewswire-FirstCall/ -- Bancshares of Florida, Inc., (Nasdaq: BOFL), an $850 million-asset multi-bank holding company based in Naples, Florida, today announced that it will participate as a presenter at the annual Financial Institutions Investor Conference hosted by Ryan Beck & Co. for its institutional clients in New York, New York on Thursday, December 7.

          Michael L. McMullan, President and CEO, and Tracy L. Keegan, EVP and Chief Financial Officer, will discuss the overall business strategy and financial performance of Bancshares. A webcast of their presentation will occur at 8:05 a.m. EST on December 7, 2006, and may be accessed live via http://www.investorcalendar.com/CEPage.asp?ID=111452.  Investors may also access the web cast by going to the Company’s web side at www.bankofflorida.com, where a replay of the web cast will be available for 30 days.

          Bancshares of Florida, Inc., incorporated in September 1998, is the 7th largest publicly-traded bank holding company headquartered in Florida based on total assets; it is the 4th largest proforma for its planned acquisition of Old Florida Bankshares, Inc., expected in first quarter 2007, bringing total assets in excess of $1.2 billion and customer service locations to 14.

          Bancshares of Florida, Inc. is the parent company for Bank of Florida-- Southwest, and Bank of Florida Trust Company, both based in Naples, Florida; Bank of Florida--Southeast, based in Fort Lauderdale, Florida; and Bank of Florida--Tampa Bay, based in Tampa, Florida, collectively referred to as the “Company.”  In addition, Bank of Florida--Southeast maintains full-service banking facilities in Coral Gables and Boca Raton, Florida.  Investor information may be found on the Company’s web site, http://www.bankofflorida.com, by clicking on the “Investor Relations” tab.

          The foregoing may also be deemed to be offering materials of the Company in connection with its proposed acquisition of Old Florida Bankshares, Inc. (“Old Florida”) on the terms and subject to the conditions in the Agreement and Plan of Merger dated August 28, 2006, among the Company and Old Florida.

          Company and Old Florida shareholders and other investors are urged to read the Proxy Statement/Prospectus, a preliminary copy of which was included in the Registration Statement on Form S-4 (which Bancshares filed with the Securities and Exchange Commission on October 3, 2006 (and the final version of which was filed with the Securities and Exchange Commission as a 424(b)(3) on November 13, 2006, because it contains important information about the Company, Old Florida, the merger, the solicitation of proxies in the merger and related matters.

          The Proxy Statement/Prospectus is available for free on the Securities and Exchange Commission website (http://www.sec.gov) as a 424(b)(3) filed on November 13, 2006, and from Bancshares as follows:

Chief Financial Officer
Bancshares of Florida, Inc.
1185 Immokalee Road
Naples, Florida 34110
(239) 254-2100

          Except for historical information contained herein, the statements made in this press release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, which invoke significant risks and uncertainties.  Certain factors, including those outside the company’s control, may cause actual results to differ materially from those discussed in the forward-looking statements.

Contact:
Tracy L. Keegan
Executive VP & CFO
(239) 254-2147

SOURCE  Bancshares of Florida, Inc.
          -0-                                                            12/01/2006
          /CONTACT:  Tracy L. Keegan, Executive VP & CFO of Bancshares of Florida, Inc., +1-239-254-2147/
          /Web site:  http://www.bankofflorida.com
                            http://www.investorcalendar.com/CEPage.asp?ID=111452 /
          (BOFL)